SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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Definitive Additional Materials
Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Select Medical Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[SELECT MEDICAL CORPORATION LOGO]

4716 Old Gettysburg Road

P.O. Box 2034
Mechanicsburg, PA 17055
(717) 972-1100

SELECT MEDICAL CORPORATION

Notice of Annual Meeting of Stockholders

To Our Stockholders:

You are invited to attend the Select Medical Corporation 2004 Annual Meeting of Stockholders.

Date:	May 10, 2004
Time:	10:00 a.m.
Place:	Harrisburg Hilton Towers 1 North Second Street Harrisburg, Pennsylvania 17101-1639

Only stockholders who owned stock of record at the close of business on March 26, 2004 can vote at this meeting or any adjournments that may take place.

The purposes of the Annual Meeting are:

(1)	to elect three Class III directors, each for a term of three years or until their respective successors have been elected and qualified;

(2)	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004; and

(3)	to transact any other business that may properly come before the meeting.

We consider your vote important and encourage you to vote as soon as possible.

By Order of the Board of Directors

-s- Michael E. Tarvin

Michael E. Tarvin	April 19, 2004
Senior Vice President, General Counsel
and Secretary

PROXY STATEMENT

      This Proxy Statement and the accompanying proxy card are being mailed on or about April 19, 2004, to owners of shares of Select Medical Corporation (the “Company”) common stock in connection with the solicitation of proxies by the Board of Directors for the 2004 Annual Meeting of Stockholders. This proxy procedure is necessary to permit all stockholders of Select Medical Corporation, many of whom are unable to attend the Annual Meeting, to vote. The Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

Select Medical Corporation

4716 Old Gettysburg Road
P.O. Box 2034
Mechanicsburg, Pennsylvania 17055

VOTING PROCEDURES

      Your vote is very important. Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. You have a choice of voting by means of the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telephone and internet access charges for which you will be responsible. Also note that proxies submitted by telephone or the Internet must be received by 11:59 p.m., EDT, on May 9, 2004.

      You may revoke your proxy at any time before it is voted by written notice to the Secretary of the Company, by submission of a proxy bearing a later date or by casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided. If no directions are given, your shares will be voted by one of the individuals named on your proxy card as recommended by the Board of Directors. If you wish to give a proxy to someone other than those named on the proxy card, you should cross out those names and insert the name(s) of the person(s), not more than four, to whom you wish to give your proxy.

      Who can vote? Stockholders as of the close of business on March 26, 2004 are entitled to vote. On that day, 102,610,675 shares of common stock were outstanding and eligible to vote, and there were 117 record holders. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at the offices of Select Medical Corporation, 4716 Old Gettysburg Road, Mechanicsburg, Pennsylvania beginning on April 30, 2004. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

      How does the board recommend I vote? The board recommends a vote FOR each board nominee and FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors.

      What shares are included in the proxy card? Each proxy card you receive represents all the shares of common stock registered to you in that particular account. You may receive more than one proxy card if you hold shares which are either registered differently or in more than one account. Each share of common stock that you own entitles you to one vote.

      How do I vote by proxy? Most stockholders have three ways to vote by proxy: by telephone, via the Internet or by returning the proxy card. To vote by telephone or via the Internet, follow the instructions set forth on each proxy card you receive. To vote by mail, sign and date each proxy card you receive, mark the boxes indicating how you wish to vote, and return the proxy card in the postage-paid envelope provided. Do not return the proxy card if you vote via the Internet or by telephone.

      How are votes counted? The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented at the meeting in person or by proxy. If a broker holds your shares in “street name,” your broker will provide you with instructions on how to vote. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. Except for the election of directors, the affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote on a proposal is required to ratify and approve the proposal. Abstentions are counted in tabulations of the votes cast by stockholders on the proposals and will have the effect of a negative vote. Broker non-votes will have no effect on the approval or rejection of any proposal. Directors are elected by a plurality of the votes present or represented by proxy at the meeting and entitled to vote on the election of directors. Because directors are elected by a plurality of the votes cast, abstentions and broker non-votes will not affect their election.

      Who will count the vote? The Company’s Transfer Agent and Registrar, Mellon Investor Services LLC, will tally the vote.

      Who is soliciting this proxy? Solicitation of proxies is made on behalf of the Board of Directors of the Company. The Company will pay the cost of preparing, assembling and mailing the notice of Annual Meeting, proxy statement and proxy card. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of the Company’s common stock.

      We have hired Mellon Investor Services LLC to assist with the distribution of proxy materials and the solicitation of votes at a cost of $7,500, plus out-of-pocket expenses. In addition to solicitation by mail, solicitations may also be made by personal interview, telegram, telefax and telephone, including by members of the Company’s management.

      What if I can’t attend the meeting? If you do not attend the meeting in person and you intend to vote, you must vote your shares by proxy, via the Internet or by telephone by the applicable deadline.

      What is householding? If you and other residents at your mailing address own shares of common stock in “street name,” your broker or bank may have notified you that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice is known as “householding.” Unless you responded that you did not want to participate in “householding,” you were deemed to have consented to the process. Each stockholder will continue to receive a separate proxy card or voting instruction card.

      If you did not receive an individual copy of this year’s proxy statement or our annual report, we will send a copy to you if you address a written request to Select Medical Corporation, c/o Investor Relations, 4716 Old Gettysburg Road, P.O. Box 2034, Mechanicsburg, Pennsylvania 17055 or call (717) 972-1100.

      If you would like to receive your own set of the Company’s future annual report and proxy statement, or if you share an address with another Company stockholder and together both of you would like to receive only a single set of the Company’s annual disclosure documents, you should contact your broker or bank or you may contact the Company at the above address and phone number.

CORPORATE GOVERNANCE

Role of the Board of Directors

      In accordance with the Delaware General Corporation Law and the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, the Company’s business, property and affairs are managed under the direction of the Board of Directors. Although directors are not involved in the Company’s day-to-day operating details, they are kept informed of the Company’s business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by the officers of the Company at meetings of the Board of Directors and committees of the Board of Directors.

Principles of Corporate Governance

      The Board of Directors has undertaken a comprehensive review of the Company’s corporate governance practices, committee charters and overall governance structure in light of the Sarbanes-Oxley Act of 2002 and the new rules adopted by the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”). In February 2004, the Board approved Corporate Governance Guidelines for the Company, which address issues responsive to the Sarbanes-Oxley Act and the new SEC and NYSE rules. These Guidelines, which are posted on the Company’s Internet website, www.selectmedicalcorp.com, under the caption “Corporate Governance,” address the following matters, among others: director qualifications, director responsibilities, director orientation and continuing education, director compensation, Board performance evaluation, Board Committees, the conduct of Board and Committee meetings, access to officers and employees, management evaluation and succession planning.

Independence Standards

      Pursuant to NYSE rules, at least a majority of the members of the Board are required to be independent directors. In addition, all members of the Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee are required to be independent directors.

      Under the independence standards adopted by the Board as required by NYSE rules, a director does not qualify as independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. The Board considers such facts and circumstances as it deems relevant to the determination of director independence. To assist it in making its determination regarding independence, the Board considers, at a minimum, the following categorical standards:

•	No director who is an employee or whose immediate family member is an executive officer of the Company will be considered independent until three years after the end of such employment relationship.

•	No director who receives or whose immediate family member (as an executive officer of the Company) receives more than $100,000 per year in direct compensation from the Company (other than director and committee fees and pension or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service) will be considered independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

•	No director who is affiliated with or employed by or whose immediate family member is affiliated with or employed in a professional capacity by a present or former internal or external auditor of the Company will be considered independent until three years after the end of the affiliation or the employment or auditing relationship.

•	No director who is employed or whose immediate family member is employed as an executive officer of another company where any of the Company’s executives serve on that company’s compensation committee will be considered independent until three years after the end of such service or employment relationship.

•	No director who is an executive officer or an employee or whose immediate family member is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues will be considered independent until three years after falling below such threshold.

•	No director who serves as an executive officer of a charitable organization to which the Company has made charitable contributions in any single fiscal year exceeding the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues will be considered independent until three years after falling below such threshold.

      In addition, in accordance with SEC rules, no member of the Audit Committee is considered independent for purposes of Audit Committee service if he or she receives any consulting, advisory or other compensatory fee from the Company (other than director and committee fees and pension or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service) or is otherwise an affiliated person of the Company. Furthermore, (i) each member of the Company’s Audit Committee must be financially literate and (ii) at least one member of the Audit Committee must have accounting or related financial management expertise. For purposes of (ii) above, the Board considers any Audit Committee member who in the Board’s business judgment satisfies the SEC’s definition of audit committee financial expert to have the requisite accounting or related financial management expertise. Each of the independence standards is interpreted and applied by the Board in its business judgment and in a manner consistent with applicable NYSE and SEC guidance.

      Applying these standards, which are intended to comply with the NYSE corporate governance rules and all other applicable rules and laws, the Board of Directors has determined that each of the following directors is independent: Russell L. Carson, David S. Chernow, Bryan C. Cressey, James E. Dalton, Jr., Meyer Feldberg, Thomas A. Scully and Leopold Swergold.

      The Board of Directors has also determined that while LeRoy S. Zimmerman is not independent under the standards outlined above because he served as an employee of the Company from September 2000 until December 2001, Mr. Zimmerman would be considered independent under the NYSE’s transition rule concerning director independence, which expires in November 2004 when the NYSE’s three-year “look-back” provision becomes effective. Mr. Zimmerman’s independence may be re-examined by the Board of Directors in January 2005, by which time three years will have passed since the date Mr. Zimmerman was last employed by the Company.

Stockholder Communications

      Stockholders who wish to communicate with a member or members of the Board of Directors, including the chairman of the Nominating & Governance Committee or the non-management directors as a group, may do so by addressing their correspondence to the Board member or members, c/o the Secretary, Select Medical Corporation, P.O. Box 2034, Mechanicsburg, PA 17055. The Board of Directors has unanimously approved a process pursuant to which the Secretary will review and forward correspondence to the appropriate person or persons for response.

      Recognizing that director attendance at the Company’s Annual Meeting can provide the Company’s stockholders with a valuable opportunity to communicate with Board members about issues affecting the Company, the Company encourages its directors to attend the Annual Meeting of Stockholders. In 2003, three of the Company’s directors attended the Annual Meeting.

Meetings of the Board of Directors

      The Board of Directors held eight meetings in 2003. Each of the incumbent directors attended an aggregate of at least 75% of the Board of Directors and committee meetings on which the director served. In addition, the non-management directors regularly meet in executive session without members of management present. In February 2004, the non-management members of the Board determined that each non-

management member of the Board would alternate serving as presiding director of these executive sessions. The presiding director is responsible for setting the agenda for these executive sessions of non-management directors and for presiding at such meetings.

Committees of the Board of Directors

      The Board of Directors has established three standing committees: the Compensation Committee, the Audit Committee and the Nominating & Governance Committee.

      Compensation Committee. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding the compensation to be provided to our Executive Chairman, Chief Executive Officer and our directors and reviews compensation arrangements for our other executive officers. The Compensation Committee also administers the Second Amended and Restated 1997 Stock Option Plan and the Amended and Restated 2002 Non-Employee Directors’ Stock Option Plan. A copy of the charter of the Compensation Committee is available on the Company’s Internet website, www.selectmedicalcorp.com, under the caption “Corporate Governance.” The Compensation Committee held four meetings during 2003. The compensation committee currently consists of three directors, Messrs. Carson, Cressey and Chernow, with Mr. Carson serving as chairman. The Board has determined that each member of the Compensation Committee is independent.

      Audit Committee. The Audit Committee reviews and monitors our corporate financial reporting, external audits, internal control functions and compliance with laws and regulations that could have a significant effect on our financial condition or results of operations. In addition, the Audit Committee has the responsibility to consider and appoint, and to review fee arrangements with, our independent auditors. The Audit Committee also approves all audit and non-audit services to be performed by our independent auditors. In the exercise of these oversight responsibilities, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements fairly present our financial position and results of operations or are in accordance with generally accepted accounting principles. Instead, such duties remain the responsibility of management and our independent auditors. Additional information about the Audit Committee and its responsibilities is included in the charter of the Audit Committee which is attached to this proxy statement as Appendix A, and is available on the Company’s Internet website, www.selectmedicalcorp.com, under the caption “Corporate Governance.”

      The Audit Committee currently consists of Messrs. Cressey, Dalton and Swergold, with Mr. Cressey serving as chairman of the committee. The Board has determined that each member of the Audit Committee is financially literate. The Board has also determined that each of Messrs. Cressey, Dalton and Swergold qualifies as an audit committee financial expert as defined in Item 401(h) of Regulation S-K and, as described above, that each is independent. The Audit Committee held 17 meetings during 2003.

      Nominating & Governance Committee. In February 2004, the Board of Directors revised the mandate of the Nominating Committee by changing its name to the Nominating & Governance Committee and expanding its responsibilities to include oversight of the Company’s corporate governance policies. Until February 2004, Messrs. Rocco Ortenzio, Robert Ortenzio, Carson and Cressey served as the members of the Nominating Committee. At that time, Messrs. Rocco Ortenzio and Robert Ortenzio resigned from the Committee in order to comply with NYSE and SEC independence rules. The Nominating Committee held one meeting during 2003.

      The Nominating & Governance Committee evaluates and recommends candidates to the Board of Directors for membership on the Board, considers candidates for the Board that have been recommended by the Company’s stockholders, and recommends candidates to fill vacancies on the Board that occur between annual meetings. The Nominating & Governance Committee is also responsible for oversight of the corporate governance of the Company and for leading the Board of Directors in its annual review of the Board’s and management’s performance. The Nominating & Governance Committee currently consists of Messrs. Carson and Cressey, both of whom have been determined to be independent by the Board of Directors in accordance with the corporate governance rules of the NYSE. A copy of the charter of the Nominating & Governance

Committee is available on the Company’s Internet website, www.selectmedicalcorp.com, under the caption “Corporate Governance.”

Director Candidates Recommended by Stockholders

      It is the policy of the Board of Directors and the Nominating & Governance Committee to consider director candidates recommended by the Company’s stockholders. To be considered by the Nominating & Governance Committee, a stockholder recommendation of a director candidate must be made in writing and should be sent to the Nominating & Governance Committee in care of the Secretary, who will be responsible for submitting any recommendations received from stockholders to the Nominating & Governance Committee. In addition to including the name, address and phone number of the individual being recommended, the recommendation should include (i) the name and address of the stockholder making the recommendation, (ii) a representation that the stockholder is a holder of record, which should include the number of shares presently held and how long the shares have been held, and (iii) a description of any and all arrangements or understandings between the stockholder making the recommendation and the director candidate. Only recommendations received at least 90 days but no more than 120 days prior to the first anniversary of the Company’s preceding year’s annual meeting of stockholders will be considered.

      In addition to any other qualifications the Nominating & Governance Committee may in its discretion deem appropriate, all director candidates, at a minimum, (i) should possess the highest personal and professional ethics, integrity and values, (ii) should have substantial experience which is of particular relevance to the Company, and (iii) should have sufficient time available to devote to the affairs of the Company. Each director candidate will be evaluated by the Nominating & Governance Committee based on the same criteria and in the same manner, regardless of whether the candidate was recommended by a Company stockholder or by others.

      The Nominating & Governance Committee will conduct the appropriate and necessary inquiries with respect to the backgrounds and qualifications of all director candidates. The members of the Nominating & Governance Committee will also review the independence of each candidate and other qualifications of all director candidates, as well as consider questions of possible conflicts of interest between director candidates and the Company. Once the Nominating & Governance Committee has completed its review of a candidate’s qualifications and conducted the appropriate inquiries, the Nominating & Governance Committee will make a determination whether to recommend the candidate for approval by the Board of Directors. If the Nominating & Governance Committee decides to recommend the director candidate for nomination by the Board of Directors and such recommendation is accepted by the Board, the form of proxy solicited by the Company will include the name of the director candidate.

Director Compensation

      We do not pay cash compensation to our employee directors; however they are reimbursed for the expenses they incur in attending meetings of the board or board committees. Non-employee directors receive cash compensation in the amount of $6,000 per quarter, and the following for all meetings attended other than audit committee meetings: $1,500 per board meeting, $300 per telephonic board meeting, $500 per committee meeting held in conjunction with a board meeting and $1,000 per committee meeting held independent of a board meeting. For each audit committee meeting attended, all members receive $2,000 per audit committee meeting and $1,000 per telephonic audit committee meeting. All non-employee directors are also reimbursed for the expenses they incur in attending meetings of the board or board committees. In addition, non-employee directors have been granted options under our Amended and Restated Non-Employee Directors’ 2002 Stock Option Plan and will be eligible to receive additional option grants under such plan.

ELECTION OF DIRECTORS

ITEM 1 ON PROXY CARD

      The Company’s Bylaws provide that the Company’s business shall be managed by a Board of Directors of not less than five and not more than ten directors, with the number of directors to be fixed by the Board of Directors from time to time. The number of directors is currently fixed at ten (10) members. The Bylaws also divide the Company’s Board of Directors into three classes: Class I, Class II and Class III. The directors in each class serve terms of three years and until their respective successors have been elected and have qualified. There are currently four Class I directors, three Class II directors and three Class III directors.

      The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three year term. The term of the three Class III directors, Russell L. Carson, Rocco A. Ortenzio and Leopold Swergold, will expire at the Annual Meeting.

      Director candidates are nominated by the Board of Directors upon the recommendation of the Nominating & Governance Committee. The Nominating & Governance Committee has recommended the election of Russell L. Carson, Rocco A. Ortenzio and Leopold Swergold to the Board of Directors.

      At the Annual Meeting, three Class III directors are to be elected. Each of the director nominees is currently a director of the Company. Each nominee has consented to being named as a nominee for director of the Company and has agreed to serve if elected. The directors will be elected to serve for three year terms and until their successors have been elected and have qualified. If any of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for any remaining nominees and any substitute nominee(s) designated by the Board of Directors. Director elections are determined by a plurality of the votes cast at the Annual Meeting (in person or by proxy).

      Set forth below is information regarding each nominee for Class III director and each Class I and Class II director, each of whose term will continue after the Annual Meeting.

Nominees For Class III Directors

      Russell L. Carson has been a director since February 1997. He co-founded Welsh, Carson, Anderson & Stowe in 1978 and has focused on healthcare investments. Welsh, Carson, Anderson & Stowe has created 12 institutionally funded limited partnerships with total capital of $12 billion and has invested in more than 200 companies. Before co-founding Welsh, Carson, Anderson & Stowe, Mr. Carson was employed by Citicorp Venture Capital Ltd., a subsidiary of Citigroup, Inc., and served as its Chairman and Chief Executive Officer from 1974 to 1978. Mr. Carson serves as a director of U.S. Oncology, Inc. Age: 60.

      Rocco A. Ortenzio co-founded our company and has served as Executive Chairman since September 2001. He served as Chairman and Chief Executive Officer from February 1997 until September 2001. In 1986, he co-founded Continental Medical Systems, Inc., and served as its Chairman and Chief Executive Officer until July 1995. In 1979, Mr. Ortenzio founded Rehab Hospital Services Corporation, and served as its Chairman and Chief Executive Officer until June 1986. In 1969, Mr. Ortenzio founded Rehab Corporation and served as its Chairman and Chief Executive Officer until 1974. Mr. Ortenzio is the father of Robert A. Ortenzio, our President and Chief Executive Officer. Age: 71.

      Leopold Swergold has been a director since May 2001. In 1983, Mr. Swergold formed Swergold, Chefitz & Company, a healthcare investment banking firm. In 1989, Swergold, Chefitz & Company merged into Furman Selz, an investment banking firm, where Mr. Swergold served as Head of Healthcare Investment Banking and as a member of the Board of Directors. In 1997, Furman Selz was acquired by ING Groep N.V. of the Netherlands. Since 1997, Mr. Swergold has been a Managing Director of ING Furman Selz Asset Management LLC, where he manages several healthcare investment funds. Mr. Swergold also serves on the Board of Trustees of Continuum Health Partners Inc., the holding company for the Beth Israel Medical Center, St. Luke’s — Roosevelt Medical Center and Long Island College Hospital. Age: 64.

The Board of Directors recommends a vote FOR each of the listed nominees.

Incumbent Class I Directors — to Continue in Office for Terms Expiring in 2005

      David S. Chernow has served as a director since January 2002. Since July 2001, Mr. Chernow has served as the President and Chief Executive Officer of Junior Achievement, Inc., a nonprofit organization dedicated to the education of young people. From 1999 to 2001, he was the President of the Physician Services Group at US Oncology, Inc. Mr. Chernow co-founded America Oncology Resources (AOR) in 1992 and served as its Chief Development Officer until the time of the merger which created US Oncology in 1999. Age: 47.

      Meyer Feldberg has been a director since September 2000. He has served as professor of management and the dean of Columbia University Business School since 1989. Mr. Feldberg also serves as a director and member of the compensation committee of Federated Department Stores, as a director and a member of the audit committees of Revlon, Inc. and UBS Funds and as a director of SAPPI Limited and PRIMEDIA Inc. Age: 62.

      Thomas A. Scully has been a director since February 2004. Since January 1, 2004, he has served as Senior Counsel to the law firm of Alston & Bird and as a Senior Advisor to Welsh, Carson Anderson & Stowe. From May 2001 to December 2003, Mr. Scully served as Administrator of the Centers for Medicare & Medicaid Services (“CMS”). CMS is responsible for the management of Medicare, Medicaid, SCHIP and other national healthcare initiatives. Before joining CMS, Mr. Scully served as President and Chief Executive Officer of the Federation of American Hospitals from January 1995 to May 2001. Age. 46.

      LeRoy S. Zimmerman has been a director since October 1998. He served as our Executive Vice President of Public Policy from September 2000 until December 2001, and as a consultant from January 2002 until October 2002. He was an equity member of the law firm Eckert Seamans Cherin & Mellott, LLC, from April 1989 to September 2000, and since January 2002 has been senior counsel to that firm. At Eckert Seamans, he served as Chairman of the Board of Directors from January 1994 to September 2000, and Chairman of its Executive Committee from June 1997 to September 2000. Before joining Eckert Seamans, Mr. Zimmerman served as Pennsylvania’s first elected Attorney General from January 1981 to January 1989, and District Attorney of Dauphin County, Pennsylvania from to 1965 to 1980. Mr. Zimmerman is also a member of the Board of Directors of the Hershey Trust Company and the Board of Managers of the Milton Hershey School. Age: 69.

Incumbent Class II Directors — to Continue in Office for Terms Expiring in 2006

      Bryan C. Cressey has been a director since February 1997. He has been a partner at Thoma Cressey Equity Partners since its founding in June 1998 and prior to that time was a principal, partner and co-founder of Golder, Thoma, Cressey and Rauner, the predecessor of GTCR Golder Rauner, LLC, since 1980. He also serves as a director and chairman of Cable Design Technologies Corp. and several private companies. Age: 54.

      James E. Dalton, Jr. has been a director since December 2000. Since 2001, Mr. Dalton has served as President of Edinburgh Associates, Inc. Mr. Dalton served as President, Chief Executive Officer and as a director of Quorom Health Group, Inc. from May 1, 1990 until it was acquired by Triad Hospitals, Inc. in April 2001. Prior to joining Quorom, he served as Regional Vice President, Southwest Region for HealthTrust, Inc., as division Vice President of HCA, and as Regional Vice President of HCA Management Company. He also serves on the board of directors of Neighborcare, Inc. and U.S. Oncology, Inc. He serves as a Trustee for the Universal Health Services Realty Income Trust. Mr. Dalton is a Fellow of the American College of Healthcare Executives. Age: 61.

      Robert A. Ortenzio co-founded our Company and has served as a director since February 1997. Mr. Ortenzio has served as our President and Chief Executive Officer since September 2001, and prior to that served as our President and Chief Operating Officer since February 1997. He was an Executive Vice President and a director of Horizon/ CMS Healthcare Corporation from July 1995 until July 1996. In 1986, Mr. Ortenzio co-founded Continental Medical Systems, Inc., and served in a number of different capacities, including as a Senior Vice President from February 1986 until April 1988, as Chief Operating Officer from April 1988 until July 1995, as President from May 1989 until August 1996 and as Chief Executive Officer from July 1995 until August 1996. Before co-founding Continental Medical Systems, Inc., he was a Vice President of Rehab Hospital Services Corporation. Mr. Ortenzio serves as a director of U.S. Oncology, Inc. Mr. Ortenzio is the son of Rocco A. Ortenzio, our Executive Chairman. Age: 46.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT AUDITORS

ITEM 2 ON PROXY CARD

      The Audit Committee has reappointed the firm of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), certified public accountants, as independent auditors to examine the financial statements of the Company for the fiscal year ending December 31, 2004. Ratification requires the affirmative vote of a majority of shares present at the Annual Meeting, in person or by proxy, and voting thereon. Unless otherwise specified by the stockholders, the shares of stock represented by the proxy will be voted for ratification of the appointment of PricewaterhouseCoopers as independent auditors to audit and report upon the financial statements of the Company for the fiscal year ending December 31, 2004. If this appointment is not ratified by the stockholders, the Audit Committee may reconsider its appointment.

      One or more representatives of PricewaterhouseCoopers are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

Audit Fees

      Aggregate fees for professional services rendered by PricewaterhouseCoopers in connection with its audit of the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2002 and December 31, 2003, its limited reviews of the Company’s unaudited condensed consolidated interim financial statements, issuance of comfort letters and consents and review of documents filed with the SEC were $495,000 and $944,000, respectively.

Audit Related Fees

      Aggregate fees for assurance and related services reasonably related to PricewaterhouseCoopers’ audit of the Company’s consolidated financial statements as of and for the years ended December 31, 2002 and December 31, 2003 were $8,300 and $98,000, respectively. For the fiscal year ended December 31, 2002, the audit-related fees included fees for audits of the Company’s employee benefit plans. For the fiscal year ended December 31, 2003, the audit-related fees included fees for audits of the Company’s employee benefit plans and audits of the Company’s subsidiaries.

Tax Fees

      Aggregate fees for professional services rendered by PricewaterhouseCoopers for tax compliance, tax advice and tax planning were $54,200 and $155,000 for the fiscal years ended December 31, 2002 and December 31, 2003, respectively.

All Other Fees

      During the years ended December 31, 2002 and December 31, 2003, other than the fees described above, no other fees were billed by PricewaterhouseCoopers.

      The audit committee reviews and considers all PricewaterhouseCoopers professional services when assessing auditor independence.

Audit Committee Policy on Pre-Approval of Services

      All audit and permissible non-audit services provided by our independent auditors, PricewaterhouseCoopers, require pre-approval by our Audit Committee in accordance with a pre-approval policy approved by the Audit Committee in August 2003. The policy (i) includes a list of the audit, audit-related, tax and other services that have been granted general pre-approval and may be provided without specific pre-approval from the Audit Committee, (ii) includes a list of non-audit services that may not be performed by PricewaterhouseCoopers and (iii) sets forth the pre-approval requirements for all permitted services. The policy also requires the Company’s independent auditors to provide the Audit Committee with a summary of all audit fees invoiced year-to-date at every regularly scheduled meeting of the Audit Committee. The pre-approval policy is reviewed on an annual basis by the Audit Committee and is subject to amendment from time to time.

      The Audit Committee approved services that accounted for 49% of the fees paid other than audit fees during the fiscal year ended December 31, 2003. The fees paid for services that were not approved were provided prior to the effective date of the Company’s pre-approval policy.

The Board of Directors recommends a vote FOR ratification of PricewaterhouseCoopers LLP as independent auditors of the Company for the year ending December 31, 2004.

AUDIT COMMITTEE

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Report of the Audit Committee to the Full Board of Directors of Select Medical Corporation.

      The Audit Committee consists of three directors each of whom, in the judgment of the Board of Directors, was found to be “independent” as defined by the listing standards of the NYSE and the standards adopted by the Board. The Audit Committee operates pursuant to a written charter first adopted by the Board of Directors on May 1, 2001, and last amended on February 10, 2004. A copy of the charter is attached as Appendix A to this proxy statement.

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Company’s Board of Directors and has sole authority for the appointment, compensation, oversight, termination and replacement of the Company’s independent auditors. Management is responsible for the Company’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures.

      We are not employees of the Company and we are not accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of our Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that our Company’s independent accountants are in fact “independent.”

      In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s earnings releases, quarterly reports on Form 10-Q and the audited financial statements in the Company’s 2003 Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

      The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, their judgment as to the quality, not just the acceptability, of the Company’s accounting principles. The Audit Committee discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee received the written disclosures and the letter from the Company’s independent auditors required by Independence Standards Board Standard No. 1. In addition, the Audit Committee reviewed and discussed with the independent auditors all significant relationships with the Company that might affect the auditor’s independence, including the provision of non-audit services.

      The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended that the audited financial statements be included in the Annual Report on Form 10-K for fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission. The Audit Committee has also appointed PricewaterhouseCoopers LLP as the Company’s independent auditors for 2004.

AUDIT COMMITTEE

Bryan C. Cressey, Chairman
Leopold Swergold
James E. Dalton, Jr.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION

Report of the Compensation Committee of the Board of Directors on Executive Compensation

      Role of Committee. The Compensation Committee consists of three directors each of whom, in the judgment of the Board of Directors, was found to be “independent” as defined by the listing standards of the NYSE and the standards adopted by the Board. The Compensation Committee establishes, oversees and directs the Company’s executive compensation programs and policies and administers the Company’s stock option plans. The Compensation Committee’s objectives include (i) attracting and retaining exceptional individuals as executive officers and (ii) providing key executives with motivation to perform to the full extent of their abilities, to maximize Company performance and deliver enhanced value to the Company’s stockholders.

      The Compensation Committee reviews and approves generally all compensation and fringe benefit programs of the Company and also reviews and determines the actual compensation of the Company’s executive officers, as well as all stock option grants and cash incentive awards to all key employees. The Compensation Committee also reviews and makes recommendations to the Board of Directors on policies and programs for the development of management personnel and management structure and organization.

      Components of Executive Compensation. Executive compensation consists primarily of an annual salary, annual incentive bonuses conditioned upon the performance of the Company and long-term equity-based compensation in the form of stock options. The Compensation Committee believes that it is important to place a significant portion of an executive officer’s total compensation at risk by tying executive officers’ compensation directly to the performance of the Company.

Annual Salary. An executive officer’s annual salary is established initially on the basis of subjective factors, including experience, individual achievements and the level of responsibility assumed at the Company. The Compensation Committee reviews an executive officer’s annual salary periodically and makes adjustments based on each executive officer’s past performance, expected future contributions, and the scope and nature of the responsibilities of the executive officer, including changes in responsibilities and market compensation practices. For certain of our executive officers, including our Executive Chairman and our Chief Executive Officer, annual salary is determined based on their respective employment agreements, subject to adjustments made from time to time at the discretion of the Compensation Committee.

Annual Incentive Bonus. The Compensation Committee believes that a portion of an executive officer’s compensation should be tied to the achievement of the Company’s performance goals in the form of an annual incentive bonus, in order to reward individual performance and overall Company success. In 2003, the Compensation Committee approved the Company’s 2003 annual incentive compensation plan, which set forth an annual target bonus award for seven of the Company’s executive officers, including the Company’s five most highly compensated executive officers, as a percentage of each officer’s base salary. The amount of the bonus paid to each executive officer was based on two financial performance-based targets for the Company, Return on Equity (“ROE”) and Earnings per Share (“EPS”), and the amount by which the Company’s performance in 2003 exceeded those targets. Each executive officer participating in the plan was eligible to receive a multiple of their respective target bonus award. The multiple was determined by a matrix under which the multiple increased as the Company exceeded the performance targets by greater amounts, up to a maximum of 250% of each executive officer’s target bonus award. An executive officer’s target bonus award, together with those payable to other participating executive officers, could also be decreased proportionately based upon performance levels below the targeted levels of ROE and EPS for 2003 established by the Compensation Committee. For 2003, the Company’s ROE and EPS exceeded target levels in an amount that resulted in a bonus payout equal to 250% of the target bonus award for each of the seven executive officers eligible to participate in the plan.

Equity-Based Compensation. In addition to annual salaries and annual incentive bonuses, the Compensation Committee also grants stock options to executive officers and other key employees of the Company and its subsidiaries in order to focus the efforts of these employees on the long-term enhancement of profitability and stockholder value. Stock option grants allow executive officers to acquire shares of the Company’s common stock at the fair market value in effect on the date of grant and in some cases vest over a specified period as determined by the Compensation Committee. In the case of options subject to vesting, the stock option will provide a return to the executive only if he or she remains an employee of the Company until the stock option has vested, and then only if the market value of the stock appreciates over the term of the stock option. The table entitled “Option Grants During the Year Ended December 31, 2003” summarizes the stock options granted during 2003 to the Company’s five most highly compensated executive officers.

      Executive Chairman Compensation. Rocco A. Ortenzio has served as Executive Chairman since September 2001. Mr. Ortenzio’s compensation during 2003 was based in part on the employment agreement entered into in March 2000, which has subsequently been amended on August 8, 2000, February 23, 2001, April 24, 2001 and September 17, 2001. In 2003, Mr. Ortenzio was paid an annual salary of $824,000, and was eligible to receive bonus compensation and stock options as determined by the Compensation Committee. In accordance with the Company’s 2003 annual incentive compensation plan described above, Mr. Ortenzio had a target bonus opportunity equal to 80% of his annual salary, with the opportunity for a greater bonus to the extent the Company’s performance exceeded the ROE and EPS targets established by the Compensation Committee. Under the plan, based upon the Company’s 2003 performance, Mr. Ortenzio was paid a bonus equal to 250% of his target bonus opportunity, and therefore received a cash incentive bonus in the amount of $1,648,000. During 2003, Mr. Ortenzio also was granted stock options to purchase 3,550,000 shares of our common stock. The use of stock options as a portion of Mr. Ortenzio’s compensation accomplishes the Compensation Committee’s objective that a significant portion of our executive’s compensation be at risk and dependent upon our stock performance.

      Chief Executive Officer Compensation. Robert A. Ortenzio has served as our President and Chief Executive Officer since September 2001. Mr. Ortenzio’s compensation during 2003 was based in part on the employment agreement entered into in March 2000, which has subsequently been amended on August 8, 2000, February 23, 2001, and September 17, 2001. In 2003, Mr. Ortenzio was paid an annual salary of $824,000, and was eligible to receive bonus compensation and stock options as determined by the Compensation Committee. In accordance with the Company’s 2003 annual incentive compensation plan described above, Mr. Ortenzio had a target bonus opportunity equal to 80% of his annual salary, with the opportunity for a greater bonus to the extent the Company’s performance exceeded the ROE and EPS targets established by the Compensation Committee. Under the plan, based upon the Company’s 2003 performance, Mr. Ortenzio was paid a bonus equal to 250% of his targeted bonus opportunity, and therefore received a cash incentive bonus in the amount of $1,648,000. During 2003, Mr. Ortenzio also was granted stock options to purchase 2,060,000 shares of our common stock. The use of stock options as a portion of Mr. Ortenzio’s compensation accomplishes the Compensation Committee’s objective that a significant portion of our executive’s compensation be at risk and dependent upon our stock performance.

      Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits our ability to deduct compensation in excess of $1,000,000 paid during a tax year individually to our executive officers at year end. Certain performance-based compensation is not subject to such deduction limit. Awards of stock options under our Second Amended and Restated 1997 Stock Option Plan are designed to meet the criteria of “performance-based” compensation that is fully deductible under Code Section 162(m).

COMPENSATION COMMITTEE

Russell L. Carson, Chairman
Bryan C. Cressey
David S. Chernow

Executive Compensation

      The following table provides summary information concerning the compensation earned by our Chief Executive Officer and our four most highly paid executive officers, other than our Chief Executive Officer, employed by us during the fiscal year ended December 31, 2003.

Summary Compensation Table

					Long-Term
					Compensation
					Awards
		Annual Compensation
					Securities
				Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(a)	Options(b)	Compensation

Rocco A. Ortenzio(c)	2003	$824,000	$1,648,000	$—	3,550,000	$—
Executive Chairman	2002	800,000	640,000	—	3,120,000	—
	2001	800,000	480,000	—	1,800,000	64,788

Robert A. Ortenzio(d)	2003	824,000	1,648,000	—	2,060,000	4,531
President and Chief	2002	800,000	640,000	—	2,270,000	5,500
Executive Officer	2001	725,000	450,000	—	1,800,000	5,100

Patricia A. Rice(d)	2003	592,250	740,000	—	440,000	4,531
Chief Operating Officer	2002	575,000	345,000	—	600,000	5,500
	2001	500,000	250,000	—	182,398	5,100

Martin F. Jackson(e)	2003	360,500	451,300	—	340,000	4,531
Senior Vice President and	2002	350,000	175,000	—	400,000	25,500
Chief Financial Officer	2001	250,000	125,000	—	153,920	45,100

S. Frank Fritsch(d)	2003	267,800	268,000	—	123,500	4,531
Senior Vice President,	2002	242,000	117,000	—	185,200	5,500
Human Resources	2001	230,000	92,000	—	75,440	5,100

(a)	The value of certain perquisites and other personal benefits is not included because it did not exceed for any officer in the table above the lesser of either $50,000 or 10% of the total annual salary and bonus reported for such officer.

(b)	The option information has been restated to reflect the effect of a 2-for-1 stock split of the Company’s common stock paid on December 22, 2003.

(c)	All other compensation for fiscal 2001 included the benefit to Rocco A. Ortenzio of premiums we paid in connection with life insurance policies owned by the Rocco A. Ortenzio Irrevocable Trust. These premiums have subsequently been refunded to the Company. See “— Employment Agreements.”

(d)	All other compensation represents employer matching contributions to the 401(k) plan.

(e)	All other compensation for Martin F. Jackson includes employer matching contributions to the 401(k) plan in the amounts of $4,531, $5,500 and $5,100 in fiscal 2003, fiscal 2002 and fiscal 2001, respectively. All other compensation also includes the forgiveness of principal in the amounts of $20,000 and $40,000 in fiscal 2002 and fiscal 2001, respectively, in connection with a loan we made to Mr. Jackson in 1999 for the purpose of purchasing shares of our common stock.

Option Grants During the Year Ended December 31, 2003

      The following tables set forth certain information concerning grants to purchase shares of our common stock of each of the officers named in the summary compensation table above during the year ended

December 31, 2003. The information provided in this table has been restated to reflect the effect of a 2-for-1 stock split of the Company’s common stock on December 22, 2003.

		Percentage of
	Number of	Total Options
	Securities	Granted to	Exercise
	Underlying Options	Employees in	Price per		Grant Date
Name	Granted(a)	2003	Share(b)	Expiration Date	Present Value(c)

Rocco A. Ortenzio	2,050,000	25.7	14.53	8/11/2013	$11,291,195
	1,500,000	18.8	16.50	11/10/2013	9,215,700

Robert A. Ortenzio	1,600,000	20.1	14.53	8/11/2013	11,127,893
	460,000	5.8	16.50	11/10/2013	3,563,205

Patricia A. Rice	430,000	5.4	14.53	8/11/2013	3,221,551
	10,000	0.1	16.50	11/10/2013	83,453

Martin F. Jackson	340,000	4.3	14.53	8/11/2013	2,547,273

S. Frank Fritsch	120,000	1.5	14.53	8/11/2013	899,038
	3,500	—	16.50	11/10/2013	29,208

(a)	The options granted to employees are either incentive stock options or nonqualified stock options and (other than those granted to Rocco A. Ortenzio and Robert A. Ortenzio) generally vest over five years at the rate of 20% of the shares subject to the option per year. The options granted in 2003 to Robert A. Ortenzio vest over three years at the rate of 33.33% of the shares subject to the option per year, and all options granted in 2003 to Rocco A. Ortenzio are currently exercisable. Unvested options lapse upon termination of employment. Options expire ten years from the date of grant.

(b)	We granted options at an exercise price equal to or greater than the fair market value of our common stock on the date of grant, as determined by our Board of Directors.

(c)	Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend upon the excess of the stock price over the exercise price on the day the option is exercised, so there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on assumptions as to certain variables, including the following: (i) stock price volatility is assumed to be 45%; (ii) the assumed weighted average risk-free rate of return varies based upon the term and vesting period of the option. The rates range from 2.44% to 3.72%; (iii) dividend yield is assumed to be 0%; and (iv) an expected life of 4 years from each vesting date.

Year End December 31, 2003 Option Values

      The following table sets forth certain information concerning option exercises by each of the officers named in the above summary compensation table. The information provided in this table has been restated to reflect the effect of a 2-for-1 stock split of the Company’s common stock on December 22, 2003.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The Money Options at
	Shares		Options at Fiscal Year End		Fiscal Year End(a)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Rocco A. Ortenzio	2,681,888	$29,079,828	7,570,000	0	$40,832,500	$0
Robert A. Ortenzio	1,237,392	13,385,346	1,356,668	4,373,332	13,286,112	24,162,188
Patricia A. Rice	434,874	3,992,619	3	1,190,719	36	8,126,351
Martin F. Jackson	369,660	3,528,392	9,216	872,162	102,021	5,875,511
S. Frank Fritsch	157,070	1,465,851	1	406,781	13	3,148,748

(a)	Based on the stock’s closing price on the New York Stock Exchange on December 31, 2003, less the exercise price, multiplied by the number of shares underlying the option. Such amounts may not be realized. Actual values which may be realized, if any, upon any exercise of such options will be based on the market price of the common stock at the time of any such exercise and thus are dependent upon future performance of the common stock.

Employment Agreements

      In March 2000, we entered into three-year employment agreements with three of our executive officers, Rocco A. Ortenzio, Robert A. Ortenzio and Patricia A. Rice. These agreements were amended on August 8, 2000, February 23, 2001, and, with respect to Rocco Ortenzio, April 24, 2001, and, with respect to Messrs. Rocco and Robert Ortenzio, September 17, 2001. Under these agreements, Messrs. Rocco and Robert Ortenzio are to be paid an annual salary of $800,000 and Ms. Rice is to be paid a salary of $500,000, subject to adjustment by our Board of Directors. In addition, these executives are eligible for bonus compensation. The employment agreements also provide that the executive officers will receive long term disability insurance. In the event Rocco A. Ortenzio’s employment is terminated due to his disability, we must make salary continuation payments to him equal to 100% of his annual base salary for ten years after his date of termination or until he is physically able to become gainfully employed in an occupation consistent with his education, training and experience. We are also obligated to make disability payments to Robert A. Ortenzio and Patricia A. Rice for the same period; however, payments to them must equal 50% of their annual base salary. In addition, Rocco A. Ortenzio and Robert A. Ortenzio are each entitled to six weeks paid vacation. Patricia A. Rice is entitled to four weeks paid vacation.

      Under the terms of each of these executive officers’ employment agreements, their employment term began on March 1, 2000 and expired on March 1, 2003. At the end of each 12-month period beginning March 1, 2000, however, the term of each employment agreement automatically extends for an additional year unless one of the executives or we give written notice to the other not less than three months prior to the end of that 12-month period that we or they do not want the term of the employment agreement to continue. Each of these agreements was extended for an additional year on March 1, 2001, March 1, 2002, March 1, 2003 and March 1, 2004. Thus, in the absence of written notice given by one of the executives or us, the remaining term of each employment agreement will be three years from each anniversary of March 1, 2000. In each employment agreement, for the term of the agreement and for two years after the termination of employment, the executive may not participate in any business that competes with us within a twenty-five mile radius of any of our hospitals or outpatient rehabilitation clinics. The executive also may not solicit any of our employees for one year after the termination of the executive’s employment.

      These three employment agreements also contain a change of control provision. If, within the one-year period immediately following a change of control of Select, we terminate Rocco A. Ortenzio or Robert A. Ortenzio without cause or Rocco A. Ortenzio or Robert A. Ortenzio terminates his employment agreement for any reason, we are obligated to pay them a lump sum cash payment equal to their base salary plus bonus for the previous three completed calendar years. If, within the one-year period immediately following a change of control of Select, Patricia A. Rice terminates her employment for certain specified reasons or, within the five-year period immediately following a change of control, is terminated without cause, has her compensation reduced from that in effect prior to the change of control or is relocated to a location more than 25 miles from Mechanicsburg, Pennsylvania, we are obligated to pay her a lump sum cash payment equal to her base salary plus bonus for the previous three completed calendar years. In addition, if any of these executives are terminated within one year of a change of control, all of their unvested and unexercised stock options will vest as of the date of termination. A change in control is generally defined to include the following: the acquisition by a person or group, other than our current stockholders who own 12% or more of the common stock, of more than 50% of our total voting shares; a business combination following which there is an increase in share ownership by any person or group, other than the executive or any group of which the executive is a part, by an amount equal to or greater than 33% of our total voting shares; our current directors, or any director elected after the date of the respective employment agreement whose election was approved by a majority of the then current directors, cease to constitute at least a majority of our board; a business combination following which our stockholders cease to own shares representing more than 50% of the voting power of the surviving corporation; or a sale of substantially all of our assets other than to an entity controlled by our stockholders prior to the sale. Notwithstanding the foregoing, no change in control will be deemed to have occurred unless the transaction provides our stockholders with consideration equal to or greater than $3.26 per share of common stock. Otherwise, if any of the executives’ services are terminated by us other than for cause or they terminate their employment for good reason, we are obligated to pay them a pro-rated bonus for the year of termination equal to the product of the target bonus established for that year, or if no target bonus is established the bonus paid or payable to them for the year prior to their termination, in either case multiplied by the fraction of the year of termination they were employed. In addition, we would also be obligated to pay these executives their base salary as of the date of termination for the balance of the term of the agreement. Finally, all vested and unexercised stock options will vest immediately.

      Under previous amendments to Rocco A. Ortenzio’s senior management and employment agreements, we were obligated to pay premiums on life insurance policies held in the Rocco A. Ortenzio Irrevocable Trust, provided that Mr. Ortenzio remained an employee, director, consultant, advisor or independent contractor of ours. We were obligated under these arrangements to pay $1.25 million in premiums for each of the years 2001 through 2010. Beginning in October 2002, after the enactment of the Sarbanes-Oxley Act of 2002, we suspended the premium payments that we were obligated to make pending clarification regarding the legality of making these payments. Under a related collateral assignment agreement, upon Mr. Ortenzio’s death, or if the trust surrendered these policies, we were entitled to be repaid, at our election, by the trust for the amount of the premiums we have paid over the life of the policies. On December 10, 2003, we entered into a Termination of Collateral Assignment Split-Dollar Agreement by which the split dollar agreement and the collateral assignment agreement were terminated and the premiums paid by us on Mr. Ortenzio’s behalf were refunded to us.

      We previously entered into a deferred compensation agreement with Rocco A. Ortenzio, pursuant to which Mr. Ortenzio deferred all of his compensation, including his salary and bonus, earned between March 1, 1997 and December 31, 2000. This amount accrued interest at a rate of 6% from March 1, 1997 to December 31, 1999, and no interest thereafter. On December 22, 2003, we entered into a mutual termination agreement by which the deferred compensation agreement was terminated and all amounts credited to his account under the agreement were paid to Mr. Ortenzio on or before December 26, 2003.

      In June 1997, we entered into a senior management agreement with S. Frank Fritsch, which remains in effect until terminated by either us or Mr. Fritsch. Under this agreement, Mr. Fritsch is entitled to an annual salary of $130,000, subject to adjustment from time to time by the Compensation Committee. The Compensation Committee has increased Mr. Fritsch’s salary on several occasions subsequent to entering that agreement. The Compensation Committee may also in its discretion award incentive compensation to Mr. Fritsch. Further, Mr. Fritsch is entitled to any employment and fringe benefits under our policies as they exist from time to time and which are made available to our senior executive employees. During the employment term and for two years after the termination of his employment, Mr. Fritsch may not solicit any of our customers or employees or participate in any business that competes with us in the United States.

      In March 2000, we entered into change of control agreements with Mr. Fritsch and Martin F. Jackson, which were each amended on February 23, 2001. These agreements provide that if within a five-year period immediately following a change of control of the Company, we terminate Mr. Fritsch or Mr. Jackson without cause, reduce either of their compensation from that in effect prior to the change of control or relocate Mr. Fritsch or Mr. Jackson to a location more than 25 miles from Mechanicsburg, Pennsylvania, we are obligated to pay the affected individual a lump sum cash payment equal to his base salary plus bonus for the previous three completed calendar years. If at the time we terminate Mr. Fritsch or Mr. Jackson without cause or Mr. Fritsch or Mr. Jackson terminates his employment for good reason in connection with a change in control, Mr. Fritsch or Mr. Jackson has been employed by us for less than three years, we must pay the terminated individual three times his average total annual cash compensation (base salary and bonus) for his years of service. In addition, the agreements provide that all unvested stock options will vest upon termination. A change in control has the same definition as in the employment agreements of Rocco A. Ortenzio, Robert A. Ortenzio and Patricia A. Rice, as described above.

STOCK PERFORMANCE GRAPH

COMPARISON OF CUMULATIVE TOTAL RETURN SINCE APRIL, 5 2001 AMONG

SELECT MEDICAL CORPORATION, THE NYSE COMPOSITE INDEX
AND THE STANDARD AND POOR’S SMALLCAP
HEALTHCARE PROVIDERS & SERVICES INDEX

      The following graph presents a comparison of the cumulative total return on our common stock with the NYSE Composite Index (NYSE) and the Standard and Poor’s SmallCap HealthCare Providers & Services Index (S&P SCHCPS), since the date of our initial public offering on April 5, 2001. The graph assumes an investment of $100.00 on April 5, 2001 in our common stock and each of the indexes, and reinvestment of all dividends where applicable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

DIRECTORS AND OFFICERS AND RELATED STOCKHOLDER MATTERS

Equity Compensation Plans

      The following table sets forth certain information as of December 31, 2003 with respect to our equity compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance, aggregated by (i) all equity compensation plans previously approved by our security holders and (ii) all equity compensation plans not previously approved by our security holders. The table includes:

•	the number of securities to be issued upon the exercise of outstanding options;

•	the weighted-average exercise price of the outstanding options; and

•	the number of securities that remain available for future issuance under the plans.

      Both our Amended and Restated 2002 Non-Employee Directors’ Plan and our Second Amended and Restated 1997 Stock Option Plan have been approved by our stockholders.

			Number of Securities
			Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted-average	Equity Compensation
	Exercise of Outstanding	Exercise Price of	Plans (excluding
	Options, Warrants and	Outstanding Options,	securities reflected in
Plan Category	Rights	Warrants and Rights	the first column(a))

Equity compensation plans approved by security holders	21,086,197	$9.77	1,567,622
Equity compensation plans not approved by security holders	0	0	0
Total	21,086,197	$9.77	1,567,622

(a)	Securities available for future issuance do not include securities that become available for future issuance upon the exercise of any options previously granted pursuant to the terms of our Second Amended and Restated 1997 Stock Option Plan.

Beneficial Ownership

      The following table sets forth certain information regarding beneficial ownership of our common stock as of March 26, 2004. The information provided in this table has been restated to reflect the effect of a 2-for-1 stock split of the Company’s common stock on December 22, 2003. The table includes:

•	each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our common stock;

•	each of our directors;

•	each of our executive officers named in the summary compensation table; and

•	all of our executive officers and directors as a group.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise noted, we believe that all persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them. All share amounts include shares of common stock issuable upon the exercise of options or warrants exercisable within 60 days of March 26, 2004. Options or warrants that are exercisable for common stock and other ownership rights in common stock that vest within 60 days of the date of this proxy statement are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

		Number of Shares
	Options and	Beneficially Owned
	Warrants	Including Options and
5% Beneficial Owners, Directors, Nominees for	Exercisable	Warrants Exercisable	Percent of Shares
Director and Named Executive Officers	Within 60 Days	Within 60 Days	Outstanding

Rocco A. Ortenzio(a)	7,700,000	12,528,584	11.4%
Robert A. Ortenzio(b)	2,096,668	4,255,952	4.1
Russell L. Carson	0	722,960	*
Bryan C. Cressey(c)	0	2,311,888	2.3
Meyer Feldberg	10,560	24,880	*
James E. Dalton, Jr.	25,680	25,680	*
LeRoy S. Zimmerman	2,000	18,358	*
Leopold Swergold(d)	25,680	372,118	*
David S. Chernow(e)	19,120	36,160	*
Thomas A. Scully	0	0	*
Patricia A. Rice(f)	148,003	349,003	*
Martin F. Jackson(g)	182,208	283,208	*
S. Frank Fritsch	13,457	101,003	*
All executive officers and directors as a group (18 persons)	10,651,096	21,552,522	19.0%

*	Less than 1%

(a)	Includes 866 shares owned by Select Investments I, a Pennsylvania general partnership. Mr. Ortenzio is the managing partner and a 25% owner of Select Investments I. Mr. Ortenzio disclaims beneficial ownership of any shares held by Select Investments I that exceed his pecuniary interest therein. Includes 27,480 common shares owned by Select Capital Corporation, of which Mr. Ortenzio is a 25% owner, Director and Chief Executive Officer. Mr. Ortenzio disclaims beneficial ownership of any shares held by Select Capital Corporation that exceed his pecuniary interest therein. Includes 11,002 shares owned by the R.A. Ortenzio Family Partnership, L.P., of which Mr. Ortenzio is a general partner. Mr. Ortenzio disclaims beneficial ownership of any shares owned by the R. A. Ortenzio Family Partnership that exceed his pecuniary interest therein. Includes 197,564 shares held by the Ortenzio Family Foundation. Also includes 10,400 shares held by Nancy Ortenzio, spouse of Rocco A. Ortenzio. Rocco A. Ortenzio’s business address is 4716 Old Gettysburg Road, P.O. Box 2034, Mechanicsburg, PA 17055.

(b)	Includes 78,338 shares owned by the Ortenzio Family Partnership, L.P., of which Robert A. Ortenzio is the general partner. Includes 27,480 shares owned by Select Capital Corporation, of which Mr. Ortenzio is a 25% owner, Director and President. Mr. Ortenzio disclaims beneficial ownership of any shares held by Select Capital Corporation that exceed his pecuniary interest therein. Includes 53,466 shares owned by the Robert and Angela Ortenzio Family Foundation. Also includes 200,000 shares owned by The Robert A. Ortenzio GRAT.

(c)	Includes 2,098,596 shares owned by Thoma Cressey Fund VI, L.P. and its affiliates. Mr. Cressey is a principal of Thoma Cressey Equity Partners. Mr. Cressey disclaims beneficial ownership of any shares that exceed his pecuniary interest in the entities affiliated with Thoma Cressey Equity Partners.

(d)	Common shares held include 100,004 shares owned by Anvers, L.P., 40,000 shares owned by Anvers II, L.P. and 160,000 shares owned by Anvers Healthcare Investors Master Fund, Ltd. Mr. Swergold is the senior managing director of FSIP, LLC, which is the general partner of Anvers, L.P. and Anvers II, L.P. and investment advisor to Anvers Healthcare Investors Master Fund, Ltd. Mr. Swergold disclaims beneficial ownership of any shares held by Anvers, L.P., Anvers II, L.P. and Anvers Healthcare Investors Master Fund, Ltd. that exceed his pecuniary interest therein. Also includes 3,770 shares held by Jane Swergold, spouse of Leopold Swergold.

(e)	Includes 15,040 shares held by David S. Chernow and Elizabeth A. Chernow as tenants in common.

(f)	Includes 200,000 common shares issued to Patricia A. Rice and Jesse W. Rice as Trustees under the Patricia Ann Rice Living Trust.

(g)	Includes 4,000 shares owned by children living in the same household.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We lease our corporate office space at 4716, 4718 and 4720 Old Gettysburg Road, Mechanicsburg, Pennsylvania, from Old Gettysburg Associates, Old Gettysburg Associates II and Old Gettysburg Associates III. Old Gettysburg Associates and Old Gettysburg Associates III are general partnerships that are owned by Rocco A. Ortenzio, Robert A. Ortenzio and John M. Ortenzio. Old Gettysburg Associates II is a general partnership owned by Rocco A. Ortenzio, Robert A. Ortenzio, John M. Ortenzio and Select Capital Corporation, a Pennsylvania corporation whose principal offices are located in Mechanicsburg, Pennsylvania. Rocco A. Ortenzio, Robert A. Ortenzio, Martin J. Ortenzio and John M. Ortenzio each own 25% of Select Capital Corporation. We obtained independent appraisals at the time we executed leases with these partnerships which support the amount of rent we pay for this space. In the year ended December 31, 2003, we paid to these partnerships an aggregate amount of $1,495,343, for office rent, for various improvements to our office space and miscellaneous expenses. Our current lease for 43,919 square feet of office space at 4716 Old Gettysburg Road and our lease for 12,225 square feet of office space at 4718 Old Gettysburg Road expire on December 31, 2014. On May 15, 2001 we entered into a lease for 7,214 square feet of additional office space at 4720 Old Gettysburg Road in Mechanicsburg, Pennsylvania which expires on December 31, 2014. We amended this lease on February 26, 2002 to add a net of 4,200 square feet of office space. On October 29, 2003, we entered into leases for an additional 3,008 square feet of office space at 4718 Old Gettysburg Road for a five year initial term at $17.40 per square foot, and an additional 8,644 square feet of office space at 4720 Old Gettysburg Road for a five year initial term at $18.01 per square foot. We currently pay approximately $1,584,401 per year in rent for the office space leased from these three partnerships.

      On March 19, 2004, we entered into leases for an additional 2,436 square feet of office space at 4718 Old Gettysburg Road from Old Gettysburg Associates for a three year initial term at $19.31 per square foot, and an additional 2,579 square feet of office space at 4720 Old Gettysburg Road from Old Gettysburg Associates II for a five year initial term at $18.85 per square foot.

      On January 1, 2004, we entered into a Consulting Agreement with Mr. Thomas A. Scully. Pursuant to the terms of the Consulting Agreement, Mr. Scully agreed to provide regulatory advice and government relations services to the Company as directed by our Chief Executive Officer. In exchange for his services, Mr. Scully is entitled to annual compensation of $75,000. The Agreement has a one year term and can be terminated by either party without cause upon 30 days’ prior written notice to the other party. The Company may also terminate the Agreement for cause upon the occurrence of certain specified events.

      We also have entered into compensatory and other employment-related contracts with Mr. Rocco A. Ortenzio and Mr. Robert A. Ortenzio. See “Executive Compensation — Employment Agreements.”

      The law firm of Eckert Seamans Cherin & Mellott, LLC, of which Mr. LeRoy S. Zimmerman was a member and now is of counsel, has in the past provided legal services to us and our subsidiaries.

EXECUTIVE OFFICERS

      Each of the Company’s executive officers, unless otherwise provided, holds office until his or her successor has been elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office. The current executive officers of the Company are as follows:

      Rocco A. Ortenzio, Executive Chairman and Director. Mr. Ortenzio is described above as a nominee for Class III director.

      Robert A. Ortenzio, President, Chief Executive Officer and Director. Mr. Ortenzio is described above as an incumbent Class II director.

      Patricia A. Rice has served as Executive Vice President and Chief Operating Officer since January 2002, and prior to that served as Executive Vice President of Operations since November 1999. She served as Senior Vice President of Hospital Operations from December 1997 to November 1999. She was Executive Vice President of the Hospital Operations Division for Continental Medical Systems, Inc. from August 1996 until December 1997. Prior to that time, she served in various management positions at Continental Medical Systems, Inc. from 1987 to 1996. Age: 57.

      David W. Cross has served as Senior Vice President and Chief Development Officer since December 1998 and has served as President of the Rehabilitation Management division, a provider of contract rehabilitation services, since November 1999. Before joining us, he was President and Chief Executive Officer of Intensiva Healthcare Corporation from 1994 until we acquired it. Mr. Cross was a founder, the President and Chief Executive Officer, and a director of Advanced Rehabilitation Resources, Inc., and served in each of these capacities from 1990 to 1993. From 1987 to 1990, he was Senior Vice President of Business Development for RehabCare Group, Inc., a publicly traded rehabilitation care company, and in 1993 and 1994 served as Executive Vice President and Chief Development Officer of RehabCare Group, Inc. Mr. Cross currently serves on the board of directors of Odyssey Healthcare, Inc., a hospice health care company, and is also a Trustee of the Acute Long Term Hospital Association, a trade association. Age: 57.

      S. Frank Fritsch has served as Senior Vice President of Human Resources since November 1999. He served as our Vice President of Human Resources from June 1997 to November 1999. Prior to June 1997, he was Senior Vice President — Human Resources for Integrated Health Services from May 1996 until June 1997. Prior to that time, Mr. Fritsch was Senior Vice President — Human Resources for Continental Medical Systems, Inc. from August 1992 to April 1996. From 1980 to 1992, Mr. Fritsch held senior human resources positions with Mercy Health Systems, Rorer Pharmaceuticals, ARA Mark and American Hospital Supply Corporation. Age: 52.

      Martin F. Jackson has served as Senior Vice President and Chief Financial Officer since May 1999. Mr. Jackson previously served as a Managing Director in the Health Care Investment Banking Group for CIBC Oppenheimer from January 1997 to May 1999. Prior to that time, he served as Senior Vice President, Health Care Finance with McDonald & Company Securities, Inc. from January 1994 to January 1997. Prior to 1994, Mr. Jackson held senior financial positions with Van Kampen Merritt, Touche Ross, Honeywell and L’Nard Associates. Age: 50.

      James J. Talalai has served as Senior Vice President and Chief Information Officer since August 2001. He served as our Vice President and Chief Information Officer from November 1999 to August 2001. Prior to that time, he served as Vice President of Information Services from October 1998 to November 1999, and served as Director of Information Services since May 1997. He was Director, Information Technology for Horizon/ CMS Healthcare Corporation from 1995 to 1997. He also served as Data Center Manager at Continental Medical Systems, Inc. from 1994 to 1995. Age: 42.

      Michael E. Tarvin has served as Senior Vice President, General Counsel and Secretary since November 1999. He served as our Vice President, General Counsel and Secretary from February 1997 to November 1999. He was Vice President — Senior Counsel of Continental Medical Systems, Inc. from February 1993 until February 1997. Prior to that time, he was Associate Counsel of Continental Medical Systems, Inc. from

March 1992. Mr. Tarvin was an associate at the Philadelphia law firm of Drinker Biddle & Reath, LLP from September 1985 until March 1992. Age: 43.

      Edward R. Miersch has served as President of our NovaCare Rehabilitation Division since January 2000. Prior to that time, Mr. Miersch was Vice President of Ambulatory Services of Mercy Health System from December 1998 to October 1999. From March 1996 until October 1998, Mr. Miersch served first as Vice President — Operations and then as Senior Vice President and Chief Operating Officer of U.S. Physicians, Inc., an integrator and manager of physician practices that declared bankruptcy in November 1998. From September 1993 until March 1996, Mr. Miersch served as Eastern Region President of the Outpatient Rehabilitation Division of the former NovaCare, Inc. He served as President of Sports Physical Therapists, Inc. from September 1980 until September 1993, when that company was acquired by RehabClinics, Inc., a company which was itself in turn acquired by NovaCare, Inc. in early 1994. Mr. Miersch also served as Director of Physical Therapy and Sports Medicine at Haverford Community Hospital from September 1980 to January 1986. Age: 47.

      Scott A. Romberger has served as Vice President and Controller since February 1997. In addition, he became Chief Accounting Officer in December, 2000. Prior to February 1997, he was Vice President — Controller of Continental Medical Systems from January 1991 until January 1997. Prior to that time, he served as Acting Corporate Controller and Assistant Controller of Continental Medical Systems from June 1990 and December 1988, respectively. Mr. Romberger is a certified public accountant and was employed by a national accounting firm from April 1985 until December 1988. Age: 43.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its executive officers, directors and certain beneficial owners of our common stock. Based solely on a review of reports filed by these individuals or entities and written representations from them that no other reports were required, all Section 16(a) filing requirements were met during fiscal year 2003, except that Rocco A. Ortenzio filed a Form 4 on November 12, 2003 for transactions that occurred on November 4, 2003.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

      Our Compensation Committee makes all compensation decisions regarding our executive officers. Messrs. Carson, Cressey and Chernow served as the only members of the Compensation Committee in 2003.

SUBMISSION OF STOCKHOLDER PROPOSALS

      Under the rules of the Securities and Exchange Commission, stockholders wishing to have a proposal included in the Company’s Proxy Statement for the 2005 Annual Meeting of Stockholders must submit the proposal so that the Secretary of the Company receives it no later than December 20, 2004. The Securities and Exchange Commission rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. Under the Company’s Bylaws, certain procedures must be followed for a stockholder to introduce a proposal at an annual meeting. A stockholder wishing to have a proposal presented at an annual meeting must submit the proposal so that the Secretary or Assistant Secretary of the Company receives it not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided; however, that in the event that the date of the meeting is advanced by more than 20 days or delayed by more than 70 days from such anniversary date, notice by the stockholder must be received not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of 90 days prior to such annual meeting or 10 days following the day on which public announcement of the date of the meeting is made. The Company’s Bylaws set forth certain informational requirements for stockholders’ proposals.

OTHER BUSINESS

      The Company is not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent in accordance with their judgment.

By Order of the Board of Directors

-s- Michael E. Tarvin

Michael E. Tarvin

Senior Vice President, General Counsel
and Secretary

April 19, 2004

APPENDIX A

SELECT MEDICAL CORPORATION

AUDIT COMMITTEE CHARTER

PURPOSE

      The primary function of the Audit Committee is to assist the Board of Directors in the oversight of the integrity of the Corporation’s financial statements, the Corporation’s compliance with legal and regulatory requirements, the independent accountant’s qualifications and independence and the performance of the Corporation’s internal audit function and independent accountants. The Audit Committee shall also prepare the Audit Committee Report required by the Securities and Exchange Commission (the “SEC”) to be included in the Corporation’s annual proxy statement.

      The Audit Committee shall fulfill its oversight responsibilities by reviewing the following: the financial reports and other financial information provided by the Corporation to its shareholders, the SEC and others; the Corporation’s systems of internal controls regarding finance, accounting, legal compliance and business conduct that Management and the Board have established; and the Corporation’s auditing, accounting and financial processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of and adherence to these processes and systems. The Audit Committee’s primary duties and responsibilities are to:

•	serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control systems;

•	review(1) and appraise the audit efforts of the Corporation’s independent accountants and exercise ultimate authority over the relationship between the Corporation and its independent accountants; and

•	provide an open avenue of communication among the independent accountants, financial and senior Management and the Board of Directors.

      In the exercise of its oversight responsibilities, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements fairly present the Corporation’s financial position and results of operation and are in accordance with generally accepted accounting principles. Instead, such duties remain the responsibility of Management and the outside auditor. Nothing contained in this charter is intended to alter or impair the operation of the “business judgment rule” as interpreted by the courts under the Delaware General Corporation Law. Further, nothing contained in this charter is intended to alter or impair the right of the members of the Committee under the Delaware General Corporation Law to rely, in discharging their responsibilities, on the records of the Corporation and on other information presented to the Committee, Board or the Corporation by its officers or employees or by outside experts.

COMPOSITION OF THE AUDIT COMMITTEE

      The Committee shall consist of three members of the Board. The members shall be appointed by action of the Board and shall serve at the discretion of the Board. The Board shall designate one member of the Committee to serve as its chair. With respect to each Committee member, the Board shall affirmatively determine that the member satisfies the requirements for “independence” imposed by the New York Stock

1	Auditing literature, particularly, Statement of Accounting Standards No. 71, defines the term “review” to include a particular set of required procedures to be undertaken by independent accountants. The members of the Audit Committee are not independent accountants, and the term “review” as used in this Audit Committee Charter is not intended to have this meaning. Consistent with footnote 47 of SEC Release No. 34-42266, any use in this Audit Committee Charter of the term “review” should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of interim financial statements.

Exchange or other appropriate governing body, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), and all rules and regulations promulgated thereunder by the SEC. Each Committee member must be financially literate, as defined by the Board in its business judgment, or must be able to become financially literate within a reasonable period of time after his or her appointment to the Committee. The Audit Committee chair must have accounting or related financial management expertise, as defined by the Board in its business judgment. If an Audit Committee member simultaneously serves on the audit committee of more than three public companies, the Board must determine that such simultaneous service does not impair the ability of such member to serve effectively on the Committee and must disclose such determination in the annual proxy statement.

      Determination of the true, actual and effective independence of any Audit Committee member that has or had some relationship with the Corporation, will be made by the Board of Directors in accordance with the requirements of the New York Stock Exchange and the SEC, with weight given to both prudent principles and “appearances.”

      The Audit Committee shall be designated and its membership appointed in accordance with and subject to the Corporation’s Bylaws.

MEETINGS

      The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least four times annually with Management, the independent accountants and the internal auditors in separate executive sessions to discuss any matters that the Committee believes should be discussed privately. In addition, the Committee, or at least its Chair, should meet with the independent accountants and Management quarterly in advance of any earnings press release to review the Corporation’s financials consistent with its responsibilities and duties.

      The Committee shall report to the Board of Directors at each regularly scheduled Board meeting on significant results of its activities.

      The Committee shall have the authority to establish its own rules and procedures consistent with the Bylaws of the Corporation for notice and conduct of its meetings, should the Committee, in its discretion, deem it desirable to do so.

      The Committee may, in its discretion, utilize the services of the Corporation’s regular corporate legal counsel with respect to legal matters or, at its discretion, retain other legal, accounting or other advisors if the Committee determines that such counsel is necessary or appropriate under the circumstances. The Audit Committee shall have sole authority to approve all fees and terms of engagement of such advisors, and the Corporation shall provide sufficient funding for the payment of any such advisors retained by the Committee.

RESPONSIBILITIES AND DUTIES

      To fulfill its responsibilities and duties, the Audit Committee shall:

     Documents/ Reports Review

•	Discuss with Management and the independent accountants the Corporation’s annual and interim financial statements, earnings press releases, earnings guidance and any reports or other financial information submitted to the shareholders, the SEC, analysts, rating agencies and others, including any certification, report, opinion or review rendered by the independent accountants.

•	Review the regular internal reports to Management prepared by the internal auditors and Management’s response.

•	Discuss with Management and the independent accountants the Quarterly Reports on Form 10-Q, the Annual Reports on Form 10-K, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” and any related public disclosure prior to its filing.

     Independent Accountants

•	Have sole authority for the appointment, compensation, retention, oversight, termination and replacement of the Corporation’s independent accountants (subject, if applicable, to stockholder ratification). Such appointment shall satisfy Sections 10A(j) and (l) of the Exchange Act and any rules promulgated thereunder with respect to audit partner rotation and conflict of interest, respectively. The independent accountants shall report directly to the Audit Committee. The Corporation shall provide sufficient funding for the payment of the independent accountants.

•	Pursuant to Section 10A(i)(1) of the Exchange Act, pre-approve all auditing services and all non-audit services to be provided by the independent accountants, provided that the Audit Committee shall not approve any prohibited non-audit services set forth in Section 10A(g) of the Exchange Act.

•	Periodically, the Committee should review and discuss with the independent accountants all significant relationships such accountants have with the Corporation which might affect their independence. In connection with this review, the independent accountants shall provide the Committee with a written statement delineating all relationships between the independent accountants and the Corporation.

•	Review the performance of the independent accountants with both Management and the independent accountants.

•	Subject to the overall direction of the Audit Committee, the internal audit function will be managed on a day-to-day operational basis by the Chief Executive Officer.

•	Periodically meet with the independent accountants separately and privately to hear their views on the adequacy of the Corporation’s internal controls, any special audit steps adopted in light of material control deficiencies and the qualitative aspects of the Corporation’s financial reporting, including the quality and consistency of both accounting policies and the underlying judgments, or any other matters raised by them.

•	Obtain and review a report from the independent accountants at least annually regarding (a) the independent accountants’ internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent accountants and their related entities and the Corporation and its related entities.

     Financial Reporting Processes

•	Review with financial Management and the independent accountants the quality and consistency, not just the acceptability, of the judgments and appropriateness of the accounting principles and financial disclosure practices used by the Corporation, including an analysis of the effects of any alternative GAAP methods on the financial statements. This discussion shall cover the degree of aggressiveness or conservatism of both the accounting principles employed and the underlying judgments.

•	Approve any significant changes to the Corporation’s auditing and accounting principles and practices after considering the advice of the independent accountants and Management.

•	Focus on the reasonableness of control processes for identifying and managing key business, financial and regulatory reporting risks.

•	Discuss with Management the Corporation’s major financial risk exposures and the steps Management has taken to monitor and control such exposures, including the Corporation’s risk assessment and risk management policies.

•	Periodically meet with appropriate representatives of Management and the internal auditors separately and privately to consider any matters raised by them, including any audit problems or difficulties and Management’s response.

•	Periodically review the effect of regulatory and accounting initiatives, as well as any off-balance sheet structures, on the financial statements of the Corporation.

     Process Improvement

•	Following the completion of the annual audit, review separately with Management and the independent accountants any difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

•	Periodically review processes and policies for communicating with investors and analysts.

•	Review and resolve any disagreement between Management and the independent accountants in connection with the annual audit or the preparation of the financial statements.

•	Review with the independent accountants and Management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

     Business Conduct and Legal Compliance

•	Review the Corporation’s Code of Conduct and review Management’s processes for communicating and enforcing this Code.

•	Review Management’s monitoring of the Corporation’s compliance with the organization’s Code of Conduct, and ensure that Management has the proper review system in place to ensure that the Corporation’s financial statements, reports, and other financial information disseminated to governmental organizations and to the public satisfy legal requirements.

•	Review, with the Corporation’s counsel, any legal matter that could have a significant impact on the Corporation’s financial statements.

     Other Responsibilities

•	Establish and review periodically procedures for (a) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

•	Review and reassess the Committee’s charter at least annually and submit any recommended changes to the Board for its consideration.

•	Provide the report for inclusion in the Corporation’s Annual Proxy Statement that is required by Item 306 of Regulation S-K of the Securities and Exchange Commission.

•	Through its Chair, report periodically, as deemed necessary or desirable by the Committee, but at least annually, to the full Board regarding the Committee’s actions and recommendations, if any.

•	Establish policies for the Corporation’s hiring of employees or former employees of the independent accountants who were engaged on the Corporation’s account.

•	Perform any other activities consistent with this Charter, the Corporation’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

•	Annually evaluate the Committee’s performance, and report the results of such evaluation to the Board.

EFFECTIVE DATE

      This Audit Committee Charter was last amended by the Board of Directors and is effective as of February 10, 2004.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

	Please mark your votes as indicated in this example	☒

ITEM 1.	ELECTION OF CLASS III DIRECTORS Nominees:	VOTE FOR all nominees listed (except as marked to the contrary below)	WITHHOLD for all nominees
	01 Russell L. Carson	☐	☐
02 Rocco A. Ortenzio
03 Leopold Swergold

To withhold authority to vote for one or more nominee(s), write the name(s) of the nominee(s) below:

		FOR	AGAINST	ABSTAIN
ITEM 2.	RATIFICATION OF PRICEWATERHOUSE- COOPERS LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2004	☐	☐	☐

ITEM 3.	OTHER MATTERS
In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or at any adjournment thereof.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED
STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 3. NOTE: PLEASE DATE THIS PROXY, SIGN YOUR NAME EXACTLY AS IT APPEARS HEREON, AND RETURN PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

Signature	Signature	Date

▲FOLD AND DETACH HERE▲

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 P.M. Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/sem Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

SELECT MEDICAL CORPORATION

ANNUAL MEETING OF STOCKHOLDERS — May 10, 2004, 10:00 A.M.

Harrisburg Hilton Towers
1 North Second Street, Harrisburg, Pennsylvania 17101-1639

SELECT MEDICAL CORPORATION
4716 Old Gettysburg Road, P.O. Box 2034, Mechanicsburg, Pennsylvania 17055	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     Michael E. Tarvin and Martin F. Jackson, and either of them, are hereby appointed Proxies, each with the power to appoint his substitute, to represent and to vote, as designated, all shares of common stock of Select Medical Corporation (“Company”) held of record by the undersigned on March 26, 2004 at the Annual Meeting of Stockholders to be held on May 10, 2004, or any adjournment thereof.

     In the event of the inability or unwillingness of one or more of the nominees listed under Item 1 below to serve as a director at the time of the Annual Meeting of Stockholders to be held on May 10, 2004, or of any adjournment thereof, the shares represented by the proxies will be voted in favor of the remainder of such nominees and may also, in the discretion of the holders of said proxies, be voted for other nominees not named herein in lieu of those unable or unwilling to serve. As of the date hereof, the Board of Directors knows of no nominee who is unable or unwilling to serve.

     The undersigned hereby ratifies and confirms all the proxies shall lawfully do or cause to be done by virtue hereof and hereby revokes all proxies previously given to vote such shares.

     This Proxy, when properly executed, shall be voted in the manner indicated by the undersigned stockholder, but if no direction is made, this Proxy will be voted for the directors named in the Proxy Statement and in favor of the proposal to ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the Company for the year ending December 31, 2004.

CONTINUED, AND TO BE COMPLETED AND SIGNED, ON THE REVERSE SIDE. SEE REVERSE FOR VOTING INSTRUCTIONS.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲